Exhibit 99

Farmers & Merchants Bancorp
Reports Record First Quarter 2009 Earnings

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record first quarter net income for the quarter ending March 31, 2009.

Farmers & Merchants Bancorp earned net income of $5.9 million for the quarter ending March 31, 2009.  Earnings per share of common stock outstanding for the first quarter were $7.55, up 4.7% from the first quarter of the prior year. Over the past twelve months deposits grew 14.1% to $1.5 billion, loans outstanding grew 5.2% to $1.2 billion, and total assets were $1.7 billion, up 10.4%.  Return on average assets for the quarter was 1.42% and return on average equity was 15.03%. With non-performing loans representing only 0.25% of total loans at March 31, 2009, the Company’s loan quality improved when compared to year-end 2008 and remains strong compared to the overall banking industry at the present time.  In addition, the Company’s loan loss reserve was 1.75% of loans.

Steinwert stated, “We continue to be very pleased with the Company’s financial performance and are particularly proud that F&M Bank was recently named the Best Performing Large Bank in California for 2008 by The Findley Group, California’s preeminent bank advisory and rating firm.

We are working hard to sustain this level of performance, but caution that the continued deterioration of the economy in California, and particularly the Central Valley, could place an even higher level of stress on the quality of the loan portfolios of all banks.  The breadth and depth of this economic downturn is having an impact on all segments of our local economy, including long established and well run businesses.  As a result, over the past several quarters we began increasing our loan loss provisions and anticipate that during the remainder of 2009, and perhaps 2010, provision expense will be at or above 2008 levels. In addition, the Federal Deposit Insurance Corporation has recently announced its intention to levy large special assessments on all banks, including profitable institutions such as F&M Bank, to bolster the FDIC deposit insurance fund.  While Farmers & Merchants Bancorp has produced eleven consecutive years of increased net profits, these two events could affect future profit performance, noted Steinwert.”

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.